Exhibit 1


Execution copy dated 2 February 2000






                          ENECO WED-ACTIVITEITEN B.V.

                                  N.V. ENECO

                              UPC NEDERLAND N.V.

                            BELMARKEN HOLDING B.V.

                                      AND

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

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                           SHARE PURCHASE AGREEMENT


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                                CLIFFORD CHANCE
                                Apollolaan 171
                               1077 AS Amsterdam
                              Tel: 020 - 5777 111
                              Fax: 020 - 5777 222
                       info.amsterdam@cliffordchance.com

                                    CONTENTS

CLAUSE                                                          PAGE

1.   DEFINITIONS AND INTERPRETATION ..............................      9

2.   SALE AND PURCHASE ...........................................     10

3.   CONDITIONS PRECEDENT ........................................     10

4.   CONSIDERATION ...............................................     11

5.   COMPLETION ..................................................     12

6.   DUE DILIGENCE INVESTIGATION .................................     13

7.   WARRANTIES AND INDEMNIFICATION ..............................     14

8.   WARRANTY CLAIMS .............................................     15

9.   REPRESENTATIONS AND WARRANTIES AS TO ALL PARTIES ............     17

10.  INTERCOMPANY INDEBTEDNESS ...................................     18

11.  RELEASES ....................................................     19

12.  EMPLOYMENT ..................................................     20

13.  INTERIM ARRANGEMENTS ........................................     20

14.  POST COMPLETION OBLIGATIONS .................................     20

15.  CONFIDENTIALITY .............................................     22

16.  ANNOUNCEMENTS ...............................................     22

17.  EXPENSES ....................................................     22

18.  ASSIGNMENT ..................................................     23

19.  PARENT GUARANTEES ...........................................     23

20.  NO RESCISSION ...............................................     23

21.  ENTIRE AGREEMENT; AMENDMENT .................................     23

22.  NOTICES .....................................................     23

23.  GOVERNING LAW; JURISDICTION .................................     24

SCHEDULE (I)          Business Plan
SCHEDULE 1.1          Definitions
SCHEDULE 4.1 (a)      Third party loans
SCHEDULE 4.1 (b)      BNG Loans
SCHEDULE 5.2(d)       Share Transfer Deed
SCHEDULE 5.2(g)       Joint Marketing Agreement
SCHEDULE 5.2(h)       Shared Facilities Agreement
SCHEDULE 6.2          Data Room Index
SCHEDULE 7.1          Warranties
SCHEDULE 11.1         Companies' Guarantees
SCHEDULE 11.2         Seller's Guarantees
SCHEDULE 13 (a)       Companies Budget 2000
SCHEDULE 14.4         Tax
SCHEDULE 14.8 (a)     Draft Articles of Association UPC Nederland N.V.
SCHEDULE 14.8 (b)     Draft Supervisory Board Regulations UPC Nederland N.V.

ANNEX 1.1             Disclosure Letter
ANNEX 1.3             Companies' Articles of Association
ANNEX 1.4             Extract of Netwerkdiensten
ANNEX 1.5             Extract of K&T
ANNEX 4.6             Year 2000 Letters
ANNEX 6               Companies' conduct of business since Balance Sheet Date

ANNEX 7.1             Employees

ANNEX 7.2             Authorised Personnel
ANNEX 8               Agreements influencing material legal relationships with
                      the Companies

ANNEX 10.1            Property Interest To Be Transferred
ANNEX 10.2            K&T Lease Agreements
ANNEX 10.3            Lease Agreements To Be Transferred
ANNEX 13              30 June 1999 Pro Forma Accounts

                           SHARE PURCHASE AGREEMENT

This Agreement is made this ________ day of February 2000

BETWEEN:

1. ENECO WED-ACTIVITEITEN BV, a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its principal place of business in Rotterdam, The Netherlands, registered with the Commercial Register at Rotterdam under number 24281163 (the "Seller");

2. NV ENECO, a public company (naamloze vennootschap) incorporated under the laws of The Netherlands, having its principal place of business in Rotterdam, The Netherlands, registered with the Commercial Register at Rotterdam under number 24246970 (the Seller's Parent");

3. BELMARKEN HOLDING BV, a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its principal place of business in Amsterdam, The Netherlands, registered with the Commercial Register at Amsterdam under number 33201321 (the "Buyer");

4. UPC NEDERLAND NV, a public company (naamloze vennootschap) incorporated under the laws of The Netherlands, having its principal place of business in Amsterdam, The Netherlands, registered with the Commercial Register at Almere under number 33303479 ("UPC-NL")

5. UNITED PAN-EUROPE COMMUNICATIONS NV, a public company incorporated under the laws of The Netherlands, having its principal place of business in Amsterdam, The Netherlands, registered with the Commercial Register at Amsterdam under number 3433274976 (the "Buyer's Parent");

WHEREAS:
the Seller is the owner of

     (i) 50,001 shares with a nominal value of NLG 1,000 each (the "Netwerkdiensten Shares") in the capital of Eneco K&T Netwerkdiensten BV, a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its principal place of business in Rotterdam, The Netherlands registered with the Commercial Register at Rotterdam under number 24243501 ("Netwerkdiensten"), together constituting all of the issued and outstanding share capital of Netwerkdiensten; and

     (ii) 200 shares with a nominal value of NLG 1,000 each (the "K&T Shares") in the capital of Eneco Kabel TV & Telecom BV, a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its principal place of business in Rotterdam, The Netherlands registered with the Commercial Register at Rotterdam under number 24275603 ("K&T"), together constituting all of the issued and outstanding share capital of K & T;

the K&T Shares and the Netwerkdiensten Shares are hereinafter together referred to as the "Shares"; K&T and Netwerkdiensten are hereinafter together referred to as the "Companies";

Netwerkdiensten owns and operates telecommunications infrastructure located in different municipalities in the south western part of The Netherlands (the "Network"); K&T is involved in the marketing and sales of services rendered over the Network;

the Buyer acknowledges that pursuant to the agreement entered into by NV ENECO, a public company with limited liability (naamloze vennootschap) incorporated under the laws of The Netherlands, having its principal place of business in Rotterdam, The Netherlands, registered with the Commercial Register at Rotterdam under number 24246970 ("NV ENECO"), Seller and Netwerkdiensten, dated 11 June 1999 and a deed of de-merger dated 30 November 1999, the Signaalkabelnet has been split off from Netwerkdiensten (splitsing);

NV ENECO and Netwerkdiensten have entered into an agreement, dated 11 June
     1999, pursuant to which Netwerkdiensten has sold to NV ENECO certain PABX telephone systems (as further described in said agreement);

NV ENECO and K&T have entered into an agreement, dated 5 July 1999, pursuant to which K&T will deliver to NV ENECO certain services with respect to NV ENECO's telephone systems (as further described in said agreement);

NV ENECO and Netwerkdiensten have entered into an agreement regarding the holding of certain infrastructure on locations owned by NV ENECO, dated 24 June 1999 and will enter into a lease agreement pursuant to article 3 of such agreement;

Pursuant to a deed of contribution dated 31 December 1998 NV ENECO transferred the beneficial ownership to all its rights in rem (zakelijke rechten) with respect to the Network to the extent located in the municipality of Rotterdam to Netwerkdiensten;

(i) NV ENECO and K&T executed a deed of transfer dated 30 December 1999 pursuant to which K&T acquired from NV ENECO 4000 shares with a nominal value of NLG 100 each in the share capital of Spirit Interactieve Diensten BV; and
       (ii) NV ENECO and the municipality of Leerdam intend to enter into an agreement pursuant to which NV ENECO will become the holder of the entire share capital of ReCaiTel BV (which agreement is dependant on the approval of the municipal counsel of Leerdam) and NV ENECO intends to transfer the shares it owns in ReCaiTel BV to Netwerkdiensten before Completion;

the Buyer wishes to acquire the Shares with the intention to merging the business of the Companies with that of its subsidiaries engaged in the same business, initially UPC-NL and agrees to support the business objectives set out in the Business Plan attached in Schedule (I);

whilst the Seller is willing to sell the Shares, the Seller wishes to pursue a strategy, together with the Buyer of marketing their products to business and residential customers of the Companies and the Buyer's subsidiaries engaged in the same business; these arrangements form an essential reason for the Seller to enter into this Agreement on the terms herein contained; specific arrangements are set forth in the Joint Marketing Agreement attached to this Agreement;

the Seller has enabled the Buyer to conduct a due diligence review of the Companies, and has provided the Buyer and the Buyer's professional advisers with access to extensive documentation regarding the Companies, as well as to the Companies' senior management;

the Seller and the Buyer have observed the relevant provisions of the Merger
  Code (SER-besluit Fusiegedragsregels 1975) and each of the Works Councils (ondernemingsraad) of the Seller and of UPC-NL, have issued their advice in respect of the transactions contemplated hereby;

the parties have obtained all necessary internal approvals to enter into this Agreement and consummate the transactions contemplated herein.

IT IS HEREBY AGREED AS FOLLOWS:

DEFINITIONS AND INTERPRETATION

1.1 Capitalised terms used in this Agreement and not otherwise defined shall have the meaning ascribed to them in Schedule 1.1.

1.2 The recitals, Schedules and Annexes to this Agreement form an integral part hereof.

1.3 References herein to Articles, Schedules or Annexes are references to Articles of and Schedules or Annexes to this Agreement unless the context requires otherwise.

1.4 Unless the context requires otherwise, singular words shall include the plural and vice-versa and words in a particular gender shall include all genders.

1.5 Unless the contrary is specifically stated, the words "include" or "including" are used to indicate that the matters listed are not a complete enumeration of all matters covered.

1.6 References to persons shall include legal entities (rechtspersonen), as well as associations and partnerships without legal personality.

1.7 English language words used in this Agreement intend to describe Dutch legal concepts only and the consequences of the use of these words in English law or any other foreign law shall be disregarded. In the event of a discrepancy between an English language word and a Dutch language word used to clarify the same, the meaning of the Dutch language word shall prevail.

1.8 Headings are inserted for ease of reading only and may not be used for the interpretation of this Agreement.

1.9 References to any statute or regulation or any provision thereof include a reference to any amendments thereof enacted before the date of this Agreement.

sale and purchase

     The Seller hereby sells to the Buyer and the Buyer hereby purchases from the Seller the Shares, together with all rights attached thereto, subject to the terms and conditions of this Agreement.

CONDITIONS PRECEDENT

1.1 The obligations of each of the Seller and the Buyer hereunder including the transfer of the Shares and the payment of the Purchase Price is subject to the following conditions precedent (opschortende voorwaarden) being satisfied or waived in accordance with this Article:

     the Director-General (directeur-generaal) of the Dutch Competition
            Authority (Nederlandse Mededingingsautoriteit) having issued a decision under Article 37.4 or Article 40 or Article 46.1 or a license (vergunning) within the meaning of Article 41.1 of the Dutch Competition Act (Mededingingswet) (the "Act") or the Minister of Economic Affairs (Minister van Economische Zaken) having issued a license under Article 47 of the Act with respect to all transactions and agreements contemplated by this Agreement and, if such decision or license is given subject to conditions, such conditions having been approved by the parties (such approval not to be unreasonably delayed or withheld) or four weeks, including any suspension period, having expired from a notification within the meaning of Article 34 of the Act of the intention to effect Completion and no decision within the meaning of Article 37.2 of the Act having been made or thirteen weeks including any suspension period having expired from the application within the meaning of Article 42 of the Act for a license to effect Completion and no decision within the meaning of
            Article 41.2 of the Act having been made;

     the notifications to and consultations with the trade unions and the SER
            Merger Committee pursuant to the Netherlands merger code (SER-besluit Fusiegedragsregels 1975) having been completed and objections from the unions concerned, if any, having been dealt with in a manner satisfactory to the Seller and the Buyer; and

     the Works Council (Ondernemingsraad) of the Companies having issued either
            (a) an unconditional positive advice or (b) a positive advice with conditions acceptable to the Companies and the Buyer, on the transactions contemplated by this Agreement.

1.2 The parties shall use their best efforts to achieve satisfaction of the conditions set out in Article 3.1 as soon as possible after the date of this Agreement. If, however, the condition set out in Article 3.1 will not be satisfied before 1 June 2000, the Seller and the Buyer have the right to terminate this Agreement.

1.3 If at any time the Buyer or the Seller becomes aware of any fact or circumstance which might prevent a condition set out in Article 3.1 from being satisfied before Completion, it shall immediately inform the other.

CONSIDERATION

1.4 The Purchase Price of the Shares shall be an amount of NLG 2,350,000,000 (two billion three hundred and fifty million Netherlands Guilders minus):

     (a) the amounts payable at 31 December 1999 by the Companies to third parties pursuant to the loan agreements specified in Schedule 4.1 (a);

     (b) all Intercompany Indebtedness to be paid by the Buyer to the Seller pursuant to Article 10 of this Agreement which will include the amounts due by the Majority Owned Affiliates and the Companies to any company in the Seller's Group pursuant to the current account between any company in the Seller's Group, the Companies and the Majority Owned Affiliates as appears at the Completion Date. For the avoidance of doubt, the current account will include:

the amount of NLG 51,000,000 (fifty-one million Netherlands Guilders) to be paid by Netwerkdiensten to the municipality of Rotterdam pursuant to Article 2 (a) of the replacement agreement between the municipality of Rotterdam, Netwerkdiensten and the Seller's Parent dated 23 December 1999 (the "Vervangingsovereenkomst");

the amount of NLG 37,500,000 (thirty seven million five hundred thousand Netherlands Guilders) to be paid by Netwerkdiensten to the municipality of Rotterdam pursuant to Article 2 (b) of the Vervangingsovereenkomst; and

the amounts payable at the Completion Date by the Companies to Bank Nederlandse Gemeenten NV pursuant to the loan agreements specified in Schedule 4.1 (b);

the amount of NLG 22,263,000 (twenty two million two hundred and sixty three thousand Netherlands Guilders) payable by the Companies to Generale Bank; and

     (c) the total amount of NLG 28,762,000 (twenty eight million seven hundred and sixty two thousand Netherlands Guilders) provided for in the preliminary internal management accounts of the Companies and/or the Majority Owned Affiliates in relation to the matter referred to in
          Article 7.3 of this Agreement (the "Article 7.3 Provisions").

1.5 As soon as possible after the Completion Date and in no event later than six months thereafter the Seller shall prepare a post-completion adjustment statement to be verified and agreed to by the Buyer (the "Completion Statement"), which Completion Statement will set out:

     the exact amounts as due by the Majority Owned Affiliates and the Companies to any companies in the Seller's Group pursuant to the current account between any companies in the Seller's Group, the Companies and the Majority Owned Affiliates as at the Completion Date; and
     the exact amount by which the Article 7.3 Provisions exceeded or do not provide for the actual costs in relation to the matter referred to in
          Article 7.3.

1.6 If it appears that there are differences between the Article 7.3 Provisions as at the Completion Date and the Completion Statement, the Purchase Price as set out in Article 4.1 above will be adjusted accordingly. Any difference shall be paid by the Seller to the Buyer or the Buyer to the Seller, as the case may be, forthwith. Interest shall be payable on this difference (if any) at a three months EURIBOR interest rate.

1.7 The Buyer agrees that the Seller will include the Article 7.3 Provisions in the 1999 Fiscal Unity Tax Return.

COMPLETION

1.8 Completion shall take place at the offices of Clifford Chance, Apollolaan 171, Amsterdam, at 11.00 hours on 1 March 2000 (the "Completion Date") unless otherwise agreed between the Seller and the Buyer in writing and subject to the conditions set forth in Article 3.1 having been either satisfied or waived.

1.9 Each of the parties shall perform the following at Completion in the order set out below it being understood and agreed that the valid execution of all of the following shall be a condition for the effectiveness of each of the following:

the Buyer shall pay the Purchase Price payable in cash pursuant to Article 4.1 by telephone transfer into bank account number 41.84.03.600 with ABN AMRO Bank NV, in the name of Stichting Beheer Derdengelden Clifford Chance, to be held to the order of the Buyer pending the execution of the Share Transfer Deed;

the Seller will procure that NV ENECO will resign voluntarily as Managing
     Director (statutaire directeur) of the Companies and (to the extent applicable) the Majority Owned Affiliates, after which the General Meeting of Shareholders of the Companies and the Majority Owned Affiliates will grant NV ENECO full and final discharge (decharge) in respect of its management of the Companies and (to the extent applicable) the Majority Owned Affiliates;

the Seller, the Buyer and the Companies shall sign the Share Transfer Deed;

the Parties shall procure the settlement of the Intercompany Indebtedness in accordance with Article 10;

the Buyer shall submit to the Seller evidence of the willingness of the agreed relevant parties to release the Seller's Guarantees;

the Seller shall submit to the Buyer evidence of the release of the Companies'
     Guarantees;

the Seller's Parent and UPC-NL shall execute the Joint Marketing Agreement, substantially in the form attached hereto as Schedule 5.2 (g);

the Seller's Parent shall, and the parties shall procure that the Companies shall, execute the Shared Facilities Agreement, substantially in the form attached hereto as Schedule 5.2 (h); and

the parties shall do all such further acts and execute all such further documents as may reasonably be necessary to fully effect the transactions contemplated by this Agreement.

1.10 Neither the Buyer nor the Seller shall be obliged to perform its obligations set out in Article 5.2 unless the Seller, the Buyer or UPC-NL respectively, complies in all material respects with all of its obligations under Article 5.2 and the other provisions of this Agreement.

1.11 If on the Completion Date the Buyer or UPC-NL fails to comply with any of its obligations under Article 5.2, and irrespective whether or not such failure is attributable to the Buyer or UPC-NL, the Seller may at its option (but without prejudice to any other right or remedy it may have) by notice in writing to the Buyer:


     (a)  rescind this Agreement with immediate effect; or

proceed with Completion to the extent reasonably practicable; or

postpone Completion one or more times but not beyond a date which is more than 60 (sixty) days after the Completion Date; and

failing Completion at any new date set for Completion under (c), rescind this Agreement.

1.12 If the Seller postpones Completion in accordance with Article 5.4 (c), the provisions of this Agreement apply as if the date to which Completion is postponed, is the Completion Date.

1.13 If the Seller rescinds this Agreement in accordance with Article 5.4, all further rights and obligations of the parties shall cease immediately upon rescission, but rescission shall not affect the accrued rights and obligations of the parties at the date of rescission.

DUE DILIGENCE INVESTIGATION

1.14 The Buyer, UPC-NL and the Buyer's Parent acknowledge and agree that they have performed, with the assistance of professional legal, accountancy, financial, technical and tax advisors, a due diligence investigation (the "Due Diligence Investigation") in form, scope and substance to their reasonable satisfaction, and furthermore,

     (a) that for the purposes of the Due Diligence Investigation they and their advisors have had sufficient opportunity to review any and all information made available to them and their advisors;

that they and their advisors have obtained other information that they and their advisors deemed proper and necessary for the purposes of entering into this Agreement, through interviews, presentations, site visits and questions submitted to the Seller, the Companies and their advisors; and

that they have raised with the Seller and the Companies any and all specific issues which they considered relevant in connection with the transactions contemplated hereby.

1.15 The data room information set out in Schedule 6.2, the Disclosure Letter, the information made available to the Buyer in written answers to questions and in interviews, presentations and site visits, or which was made available in any other way, and all information that the Buyer and UPC-NL obtained or should reasonably have obtained during the Due Diligence Investigation, or information that otherwise was made or has become available to the Buyer, UPC-NL and the Buyer's Parent or is in the public domain as at 31 December 1999 (all of this information hereinafter referred to as "Disclosed Information"), shall be deemed to have been disclosed to the Buyer.

1.16 The Buyer acknowledges that the representations and warranties contained in this Agreement are the only representations, warranties or other assurances of any kind given by or on behalf of the Seller and the Companies on which the Buyer may rely in entering into this Agreement.

1.17 The Buyer hereby declares that it is not aware of any matter or thing which is inconsistent with the representations and warranties contained in this Agreement or constitutes, or may constitute in the foreseeable future, a breach or a non-fulfilment of any of those.

WARRANTIES and indemnification

1.18 The Seller represents and warrants (staat ervoor in) to the Buyer that each of the Warranties (as set forth in Schedule 7.1 hereto) is true, complete and accurate in all respects and not misleading on the date hereof and will be so on Completion except for such matters as the Seller has disclosed to the Buyer in the Disclosed Information, unless explicitly stated otherwise in respect of any Warranty.

1.19 The Seller does not represent and warrant any future income or proceeds from the activities contemplated by the Companies, even if such future predictions have been included in information provided by the Seller to the Buyer.

1.20 The Seller shall indemnify the Companies and Encalls BV ("Encalls") from and against all amounts payable to claimants and all reasonable legal costs and expenses which the Companies or Encalls incur as a result of the claim made by Superweb VOF against Encalls in relation to

     EnCalls purported incapability to deliver sufficient capacity pursuant to the agreement of 13 August 1999 or any other agreement between Superweb VOF and Encalls.

Seller shall only indemnify the Companies as set out above to the extent it has been granted the time and possibility by the Buyer and the Companies to, on behalf of, in the name and for the benefit of the Companies, (i) defend the Companies and Encalls against any claims made by Superweb VOF (ii) file and pursue counterclaims against Superweb and (iii) file and pursue claims against telecommunications providers for not providing Encalls and/or the Companies with sufficient capacity.

In this respect, Seller shall be entitled to, on behalf of the Companies and/or Encalls, take control of the defence, counterclaim(s), indemnification(s), settlement(s), negotiation(s) or other proceedings in relation to any such claims or other events which may give rise to any liability on the part of the Seller or the Seller's Parent and to employ and engage lawyers of their own choice to handle and defend such matter at the Seller's cost and expense.

The Buyer agrees to and will procure that the Companies will co-operate in all respects with the Seller in this respect. Any proceeds, recoveries, refunds, reductions or other benefits shall be taken into account in the amount claimed by the Companies from the Seller. Parties and the Companies will use their best endeavours and co-operate to ensure that damages are limited as much as possible.

If and to the extent the Buyer or UPC-NL itself is (after becoming the parent company of Encalls) are held liable by Superweb VOF for the exact same matter as set out above in this Article 7.3, the Seller shall indemnify the Buyer or UPC-NL in the exact same way and subject to the same limitations as set out above.

WARRANTY CLAIMS

1.21 The Seller shall indemnify the Buyer (or at the Buyer's option, UPC-NL or the Companies) and/or the Majority Owned Affiliates from and against all direct damages, losses, liabilities, reasonable costs and expenses which the Buyer, UPC-NL or one of the Companies incurs as a result of any of the Warranties not being true, accurate, complete or being misleading. The Seller and the Seller's Parent shall fulfil their obligations under
     Schedule 14.4 of this Agreement.

1.22 The Seller shall not be liable in respect of:

     (A) any claim under Articles 7 or 8 resulting from a breach of the Warranties contained in Section 5 of Schedule 7.l unless notice in writing stating in reasonable detail the nature of such claim has been given to the Seller ultimately within the statutory limitation period in respect of such claim; and

     (B) any other claim under Articles 7 or 8 unless notice in writing stating in reasonable detail the nature of such claim has been given to the Seller ultimately 18 (eighteen) calendar months after Completion.

1.23 The Seller shall not be liable in respect of any claim:

     (A) under Articles 7 or 8 resulting from a breach of the Warranties contained in Section 2, Section 3 and Section 5 of Schedule 7.1, if the amount recoverable from the Seller in respect of such claim does not amount to at least NLG 10,000 (ten thousand Netherlands Guilders);

          and

     (B) under Articles 7 or 8 resulting from a breach of any other Warranty, if the amount recoverable from the Seller in respect of such claim does not amount to at least NLG 2,500,000 (two million five hundred thousand Netherlands Guilders).

     For the purpose of this Article 8.3 only, claims arising in respect of the same subject matter or from the same cause shall be considered one and the same claim.

1.24 The Seller shall not be liable in respect of any claim under Articles 7 or 8, unless

     (A) Except with respect to any claim resulting from a breach of the Warranties contained in Section 5 of Schedule 7.1, the sum of the amounts recoverable from the Seller in respect of all claims (provided each of such claims exceeds the threshold set out in Article 8.3) is at least NLG 20,000,000 (twenty million Netherlands Guilders); or

     (B) the amounts recoverable from the Seller of at least six different claims (provided each of such claims exceeds the thresholds set out in Article 8.3 (b) amount in total to at least NLG 15,000,000 (fifteen million Netherlands Guilders), in which case the aggregate amount claimed may be recovered from the Seller in full.

1.25 The Seller's total liability in respect of claims under Articles 7 or 8 shall be limited to the following maximum amounts:

     (A) NLG 235,000,000 (two hundred and thirty five million Netherlands Guilders) with respect to claims that do not arise (i) under Article
          2.1 of Schedule 14.4, or (ii) under Article 1.2.4, 1.3.4 or 1.4.4 of
          Schedule 14.4 (which are hereafter referred to as "General Claims") (claims arising under Article 2.1 of Schedule 14.4 are referred to as "Transfer Tax Claims"; claims arising under Article 1.2.4, 1.3.4 or
          1.4.4 of Schedule 14.4 are referred to as "16th Condition Claims");

(b) with respect to Transfer Tax Claims, to a maximum amount equal to NLG 235,000,000 less all General Claims and all "16th Condition Claims" to the extent such latter claims exceed NLG 75,000,000 (seventy five million Netherlands Guilders), provided that such amount shall never be less than NLG 30,000,000 (thirty million Netherlands Guilders);

(c) with respect to "16th Condition Claims", to a maximum amount equal to NLG 235,000,000 less all General Claims and all Transfer Tax Claims to the extent such latter claims exceed NLG 30,000,000 (thirty million Netherlands Guilders), provided that such amount shall never be less than NLG 75,000,000 (seventy five million Netherlands Guilders).

1.26 The provisions contained in the Articles 8.2, 8.3, 8.4 and 8.5 do not apply to any claims resulting from a breach of the Warranties contained in
     Section 2 and Section 3 of Schedule 7.1 and do not apply to any claims under Article 7.3.

REPRESENTATIONS AND WARRANTIES AS TO ALL PARTIES
Each party represents and warrants to the other parties that at the date hereof and at the Completion Date:

     (A) it is duly organised and validly existing under the laws of the jurisdiction in which it was incorporated;

it has the requisite power and authority (corporate and other) to own its property and to carry on its business currently conducted and it is in law fully empowered to execute and deliver this Agreement and any other agreements contemplated herein to which it is a party and to consummate the transactions contemplated herein;

the execution of this Agreement and the agreements contemplated herein have been duly authorised by all requisite corporate action;

this Agreement and all other agreements or obligations undertaken in connection with the transactions contemplated herein constitute or will constitute, following the execution thereof, the valid and legally binding obligations of such party, enforceable against it in accordance with the respective terms, subject as to enforcement of the rights of creditors;

the execution and performance by each party to this Agreement, and the agreements contemplated herein shall not to the best knowledge of the parties violate the provisions of any applicable law and shall not violate their respective articles of association, deed of incorporation or by-laws or other similar documents (each as amended from time to time), or any resolution of its supervisory board, management board or other corporate governing body or of its shareholders, violate any judgement, decree, order or award of any court, governmental entity or arbitrator;

no party to this agreement or any agreement contemplated herein is precluded by the terms of any contract, agreement or other instrument by which it is bound from entering into this Agreement, or such other agreement or from the consummation by such party of the transactions contemplated herein;

no consent, approval, order or authorisation of, or registration, declaration or filing with, any person is required in connection with the execution and consummation of this Agreement, or the agreements contemplated herein, except for the consents or approvals specified in Article 3.

INTERCOMPANY INDEBTEDNESS

Unless otherwise provided for in this Agreement, at Completion, the Seller shall procure the repayment of all amounts due to the Companies and the Majority Owned Affiliates by any companies in the Seller's Group, and the Buyer shall procure that the Companies and the Majority Owned Affiliates shall repay all amounts due to any companies in the Seller's Group (including amounts due in relation to the current account between any company in the Seller's Group and the Companies and the Majority Owned Affiliates), in each case as at the date of Completion and together with interest accruing up to the date of Completion (the "Intercompany Indebtedness"). For the avoidance of doubt, the Intercompany Indebtedness shall exclude any amounts referred to in Article 10.2.

1.27 The Seller shall procure the repayment of all amounts due to the Companies and the Majority Owned Affiliates by any of the companies in the Seller's Group, and the Buyer shall procure that the Companies and the Majority Owned Affiliates shall repay all amounts due to any companies in the Seller's Group by the Companies, that are incurred in or relate to the period prior to Completion on account of the Tax Burden Distribution Agreements or on account of any of the Companies and the Majority Owned Affiliates having formed part of the VAT Fiscal Unity or on account of any other several tax liability that is paid by one of the Companies and the Majority Owned Affiliates but (on an arm's length basis) attributable to any of the companies in the Seller's Group (or vice versa). Such repayment shall be made if and to the extent the amount is included in a tax assessment, tax return or otherwise and will be increased by the (on an arms' length basis) attributable amount of interest as included in the tax assessment or tax returns, as well as a market rate of interest for the subsequent period (if any) during which the repayment is not made.


RELEASES

1.28 The Seller shall arrange for the Companies and the Majority Owned Affiliates to be released on or before Completion from all joint and several liability, guarantees, sureties, pledges, mortgages and any other form of security whatsoever granted or entered into by the Companies or the Majority Owned Affiliates for any debts or other obligations of the Seller or any company in the Seller's Group (the "Companies' Guarantees") including the ones listed in Schedule 11.1, with the exception of Several Tax Liability, and shall indemnify the Buyer and any company in the Buyer's Group against any liabilities incurred by the Buyer or the Companies for such debts or other obligations of the Seller.

1.29 Parties shall arrange for the Seller and any company in the Seller's Group to be released on or before Completion from all joint and several liability, guarantees, sureties, pledges, mortgages and any other form of security whatsoever granted or entered into by the Seller or any company in the Seller's Group for any debts or other obligations of the Companies or the Majority Owned Affiliates (the "Seller's Guarantees") including the ones listed in Schedule 11.2, with the exception of Several Tax Liability, and shall indemnify the Seller and any company in the Seller's Group against any liabilities incurred by the Seller or any company in the Seller's Group for such debts or other obligations of the Companies or the Majority Owned Affiliates.

1.30 The Seller's Parent shall withdraw the guarantee granted by the Seller's Parent to all creditors of the Companies in general under Section 2:403, paragraph 1, sub f of the Netherlands Civil Code as soon as possible after the execution of this Agreement. The Buyer shall indemnify the Seller's Parent for any payments to be made by the Seller's Parent to creditors of the

     Companies and for all costs and expenses including all reasonable legal fees incurred by the Seller's Parent in connection with creditors opposing the termination of the Seller's Parent liability in accordance with the said section provided that the Seller's Parent shall not make any payments to such creditors without prior consultation with the Companies.


EMPLOYMENT

The Buyer agrees that there will be no dismissal of employees or change adverse to the employees in the terms and conditions of employment of employees of the Companies as a consequence of the acquisition of the Shares by the Buyer and as a consequence of merging the business of the Companies or supporting the business objectives set out in the Business Plan referred to in recital (I).

INTERIM ARRANGEMENTS

     During the period from the date of this Agreement up to Completion, the Seller shall not without the prior written consent of the Buyer (which shall not be unreasonably withheld or delayed) do or omit anything which would cause the Companies:

     (A) to operate its business other than in the ordinary course of business, consistent with past practice and in accordance with the Companies' Budget 2000 attached as Schedule 13 (a);

               to make any expenditure which is not within the ordinary course of the business of the Companies;

               to make any dividend payments, or other similar distributions of whatever nature, including distributions from reserves; or

               to enter into any agreements (i) with a (fixed) term exceeding 12 months, (ii) which cannot be terminated at less than 12 months notice, or (iii) with the Seller, the Seller's Parent or any other company in the Seller's Group.

POST COMPLETION OBLIGATIONS

1.31 The parties shall at any time after Completion do any additional acts and execute any additional documents as shall be necessary to fully effect the transactions contemplated by this Agreement.

1.32 The Buyer shall be solely responsible for arranging its own insurance policies relating to the Companies as from the Completion Date. The Seller shall keep in force all current insurance policies relating to the Companies (the "Policies") until the Completion Date. The Buyer shall pay to the Seller the proportion of the insurance premiums attributable from the period from Completion until the cancellation of cover under the Policies.

1.33 The Buyer shall give the Seller at its request, subject to the payment by the Seller of any out-of-pocket expenses involved, access to the records of the Companies in order for the Seller to comply with its statutory and tax-related obligations generally and in particular to complete its annual accounts for the Fiscal Year ending 31 December 1998 and for the Fiscal Year ending 31 December 1999.

1.34 The Seller and the Buyer agree with respect to certain tax matters in accordance with Schedule 14.4 and the Buyer and UPC-NL will procure the timely and full performance of any obligation of any of the Companies and/or the Majority Owned Affiliates arising from or in connection with such Schedule 14.4.

1.35 The Seller hereby covenants and undertakes that during a period of three years after the Completion Date, it shall not itself nor any company in the Seller's Group, without the Buyer's written consent, establish or directly engage in any business equal to and competing with the core business carried on by the Companies as at the Completion Date. The Buyer acknowledges that the Seller and the Seller's Group shall be allowed to indirectly be engaged in such business resulting from a merger, joint venture or other form of co-operation between any company in the Seller's Group and a third party in the field of the current businesses of the Seller's Group other than the business of the Companies as carried on at the Completion Date.

1.36 In the event that, pursuant to Section 4.5 of Schedule 7.1, title or rights in rem (zakelijke rechten) to any of the Assets or the Network would be vested in any third party, Seller shall at the first request of the Buyer exercise its best endeavours and provide all reasonable assistance to transfer such ownership rights or rights in rem to Buyer, or, in the event such transfer cannot be achieved, to use its best endeavours and provide all reasonable assistance to have comparable rights in rem granted to Buyer with a view to Buyer's continued undisturbed use of the Assets and Network. All costs related hereto will be for the account of the Buyer.

1.37 The Seller hereby covenants and undertakes that it will co-operate in all reasonable ways to allow the Companies to enjoy the benefits of third party agreements of the Seller's Group that are material for the conduct of the business of the Companies, all at the expense of the Buyer.

1.38 The Buyer and the Buyer's Parent agree and will procure that, during a period of two years after Completion, NV ENECO will be allowed and entitled to make a binding nomination for the appointment of one member of the supervisory board (raad van commissarissen) of UPC-NL. The supervisory board member so appointed will have, inter alia, specific responsibility for supervising (i) the activities of the Companies and the Buyer in the current operating area of the Companies (ii) the merging of the business and operations of the Companies with that of the Buyer, (iii) the extent to which the Companies are being managed in accordance with the Business Plan,
     (iv) the position and employment conditions of the personnel of the Companies and the Majority Owned Affiliates, all in accordance with this Agreement. To that effect, the articles of association of UPC NL will be amended in the form attached hereto as Schedule

     14.8 (a) and board regulations will be adopted by the supervisory board of UPC-NL to this effect in the form attached hereto as Schedule 14.8 (b).


CONFIDENTIALITY

1.39 Each party undertakes that it will not and represents and warrants (staat ervoor in) that its employees will not at any time hereafter use or disclose to any person any confidential information disclosed by the other party before or after the date of this Agreement or any confidential information concerning the Companies and shall make every effort to prevent the use or disclosure of such confidential information.

1.40 The obligations in Article 15.1 shall not apply to:

     (A) confidential information in the possession of one party prior to disclosure by the other parties or rightfully acquired from sources other than the other parties;

use or disclosure of confidential information required by law or any governmental or regulatory authority; or

confidential information which becomes publicly known except by an other parties' breach of the above.

1.41 Each party shall impose the obligations contained in Article 15.1 on all companies in their Group and represents and warrants (staat ervoor in) to the other parties that all companies in such party's Group shall comply therewith.


ANNOUNCEMENTS

1.42 No party may make any announcement concerning the transactions contemplated by this Agreement unless it has first obtained the other parties' prior written consent, which consent shall not be unreasonably withheld or delayed.

1.43 Article 16.1 does not apply to an announcement required by law or any governmental or regulatory authority, if the party required to make such announcement has, if practicable, first consulted and taken into account the reasonable requests of the other parties.

1.44 No party may disclose to any person the terms of this Agreement without the other parties' prior written consent.

EXPENSES
     Each party shall pay its own costs relating to the negotiation, preparation, execution and performance of this Agreement and any documents executed pursuant thereto.

ASSIGNMENT
None of the parties to this Agreement may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

parent guarantees

1.45 The Buyer's Parent hereby guarantees to the Seller the due fulfilment of all of the Buyer's and UPC-NL's obligations under this Agreement and any agreements executed pursuant to this Agreement.

1.46 The Seller's Parent hereby guarantees to the Buyer and UPC-NL the due fulfilment of all of the Seller's obligations under this Agreement and any agreements executed pursuant to this Agreement.


NO RESCISSION
The Buyer and UPC-NL hereby waive their right to request rescission of this Agreement on the grounds of breach (toerekenbare tekortkoming) or error (dwaling).

ENTIRE AGREEMENT; AMENDMENT

This Agreement constitutes the entire agreement between and understanding of the parties hereto in respect of the subject matters contained herein and any preceding or concurrent oral or written agreements, arrangements or understandings between the parties in relation to such subject matters, are hereby superseded, except for the Confidentiality Agreement between the Seller's Parent and the Buyer's Parent dated 8 April 1999 which shall continue to apply as provided therein and which shall terminate upon Completion. A variation to this Agreement is valid only if it is in writing and signed by each of the parties hereto.

NOTICES

1.47 All notices or other communications relating to this Agreement shall be in writing in the English language and shall be delivered personally or sent by courier or by prepaid registered mail with return receipt requested or by telefax with a copy sent by prepaid registered mail with return receipt requested to the following address:

     If to the Buyer:             Belmarken Holding BV
                                  Kabelweg 51
                                  1014 BA Amsterdam
     Attention:                   General Counsel

     If to UPC-NL:                UPC Nederland NV
                                  Kabelweg 51
                                  1014 BA Amsterdam
     Attention:                   General Counsel

     If to the Seller:            ENECO WED-Activiteiten BV
                                  Rivium Quadrant 75
                                  2909 LC Capelle aan de IJssel
     Attention:                   Board of Management (directie)
     With a copy to:              Clifford Chance

                                  Apollolaan 171
                                  1077 AS Amsterdam
     Attention:                   Mr J. Fleury

     If to the Buyer's Parent:    United Pan-Europe Communications N.V.
                                  Fred. Roeskestraat 123
                                  1076 EE Amsterdam
     Attention:                   General Counsel

     If to the Seller's Parent:   NV ENECO
                                  Rivium Quadrant 75
                                  2909 LC Capelle aan den IJssel
     Attention:                   Board of Management (directie)

A party may change its address for the purpose of this Agreement by giving notice of such change to the other parties in accordance with the provisions of this Article. In the absence of evidence of earlier receipt, a notice or other communication is deemed given (i) if sent by mail, at the end of the day shown as the day of receipt on the return receipt sent with the same, (ii) if sent by hand delivery, when delivered or (iii) if sent by telefax, on the date of despatch.


GOVERNING LAW; JURISDICTION

1.48 This Agreement is governed by the laws of The Netherlands.

1.49 All disputes arising in connection with this Agreement shall be submitted to the District Court (Arrondissementsrechtbank) in Rotterdam, The Netherlands, subject to appeal and appeal in the second instance to the Supreme Court of The Netherlands.

IN WITNESS WHEREOF this Agreement is signed on the date first written above.



ENECO WED-ACTIVITEITEN B.V.                  BELMARKEN HOLDING B.V.



/s/      B. v. Oosteroom                     /s/     G.F. Winkelman
-----------------------------                -------------------------
Name:    B. v. Oosteroom                     Name:   G. F. Winkelman
Title:   Attorney-in-Fact                    Title:  Attorney-in-Fact



UPC NEDERLAND N.V.




/s/        O.T. Zuidema
--------------------------
Name:      O.T. Zuidema
Title:     General Counsel

N.V. ENECO                                   UNITED PAN-EUROPE  COMMUNICATIONS
                                             N.V.




/s/   R. Blom                                 /s/    A.M. Tuijten
------------------                            -----------------------
Name: R. Blom                                 Name:  A. M. Tuijten
Title: Chairman, Board of Managing Directors  Title: Attorney-in-Fact

ENECO K&T Netwerkdiensten B.V., ENECO KabelTV & Telecom B.V., ReCaiTel BV and Encalls BV hereby confirm their adherence to the provisions of this Agreement that impose specific obligations or grant specific rights to these respective parties.

ENECO K&T NETWERKDIENSTEN B.V.               RECAITEL BV




___________________________                  _____________________________
Name:                                        Name:
Title:                                       Title:


ENECO KABELTV & TELECOM B.V.                 ENCALLS BV




___________________________                  _____________________________
Name:                                        Name:
Title:                                       Title:

                                 SCHEDULE 1.1

                                  DEFINITIONS

"Affiliates"                  means with respect to K&T: Educatief Net B.V.,
                              Spirit Interactive Diensten B.V. and Mediakabel
                              B.V., and with respect to Netwerkdiensten: Encalls
                              BV and (as of the Completion Date) ReCaiTel BV;

"Affiliate Shares"            means the shares which are held by the Companies
                              in their respective Affiliates;

"Agreement"                   means this Share Purchase Agreement including its
                              recitals and all Schedules and Annexes hereto;

"Agreement on K&T Networks
at ENECO Premises"            means the agreement on keeping and maintaining
                              the K&T Networks at ENECO Premises, attached to the Shared Facilities Agreement as Schedule 3;

Article 7.3 Provisions        has the meaning ascribed to it in Article 4.1 of
                              this Share Purchase Agreement;

"1998 Annual Accounts"        means the respective internal unaudited annual
                              accounts of the Companies for the Fiscal Year
                              1998, consisting of the balance sheets of the Companies as at 31 December 1998, the profit and loss accounts of the Companies for the period ended 31 December 1998 and the notes thereto;

"Assets"                      has the meaning ascribed to it in paragraph 4.1 of
                              Schedule 7.1 to the Share Purchase Agreement;

"Balance Sheet Date"          means 30 June 1999;

"Business Day"                means any day of the week (other than a Saturday
                              or Sunday) on which banks are generally open for business in Amsterdam;

"Buyer"                       Belmarken Holding B.V.;
"Buyer's Parent"              United Pan-Europe Communications N.V.;
"Buyer's Group"               means the Buyer's Parent and its present and
                              future subsidiaries (dochtermaatschappijen) other than the Companies and their current subsidiaries but not including limited partnerships
                              (commanditaire vennootschappen) and general partnerships (vennootschappen onder firma);

"CATV Subscribers"            means (i) the total number of individual cable
                              television subscribers of the Companies, as billed by NV ENECO and (ii) the total number of cable television subscribers of the Companies, sharing a connection, as billed by K&T.

"Companies"                   has the meaning ascribed to it in Recital (A) of
                              this Share Purchase Agreement;

"Company's Guarantees"        has the meaning ascribed to it in Article 11.1 of
                              this Share Purchase Agreement;

"Completion"                  means the carrying out of each of the actions
                              listed in Article 5.2 of this Share Purchase
                              Agreement;

"Completion Date"             has the meaning ascribed to it in Article 5.1 of
                              this Share Purchase Agreement;

"Completion Statement"        has the meaning ascribed to it in Article 4.2 of
                              this Share Purchase Agreement;

"Co-operation Manual"         has the meaning ascribed to it in Article 2.2 of
                              the Joint Marketing Agreement;

"Defaulting Party"            has the meaning ascribed to it in Article 10.1 of
                              the Joint Marketing Agreement;

"Disclosed Information"       has the meaning ascribed to it in Article 6.2 of
                              this Share Purchase Agreement;

"Disclosure Letter"           means the letter from the Seller to the Buyer of
                              even date herewith disclosing to the Buyer matters which are inconsistent with the Warranties or matters referred to in Schedule 14.4, as countersigned by the Buyer for approval, attached hereto as Annex 1.1;

"Due Diligence Investigation" has the meaning ascribed to it in Article 6.1 of the Share Purchase Agreement;

"ENECO Premises"              means land, facilities and premises owned,
                              operated or maintained by NV ENECO;

"ENECO Products"              has the meaning ascribed to it in Recital (C) of
                              the Joint Marketing Agreement;

"Fiscal Year"                 means the Companies' respective fiscal year as set
                              forth in their respective Articles of Association;

"Group" means a party and its present and future subsidiaries (dochtermaatschappijen) other than the Companies and their current subsidiaries but not including limited partnerships (commanditaire vennootschappen) and general partnerships (vennootschappen onder firma);

"Initial Term"                has the meaning ascribed to it in Article 11 of
                              the Joint Marketing Agreement;

"Intercompany Indebtedness"   has the meaning ascribed to it in Article 10.1 of
                              the Share Purchase Agreement;

"Internet Subscribers"        means the total number of subscriptions of the
                              Companies for Internet services in the residential and business market using the infrastructure of the Companies, based on the total number of subscription agreements signed by subscribers with respect thereto.

"Joint Marketing Activities"  has the meaning ascribed to it in Article 2.1 of the Joint Marketing Agreement;

"Joint Marketing Agreement"   the Joint Marketing Agreement substantially in the
                              form of Schedule 5.2 (h) to the Share Purchase
                              Agreement;

"30 June 1999 Pro Forma
Accounts"                     means the respective pro forma accounts of the
                              Companies for the first six months of the Fiscal
                              Year 1999, consisting of the pro forma combined balance sheet of the Companies as at 30 June 1999, the pro forma combined profit and loss account of the Companies for the period ended on 30 June

                              1999 and the notes thereto;

"K&T" has the meaning ascribed to it in Recital (A) of the Share Purchase Agreement;

"K&T Lease Agreements"        has the meaning ascribed to it in Article 10.2 of
                              Schedule 7.1 to the Share Purchase Agreement;

"K&T Networks"                means the telecom networks, and all ancillary
                              parts owned by Netwerkdiensten;

"K&T Shares"                  has the meaning ascribed to it in Recital (A) of
                              the Share Purchase Agreement;

"Key Person"                  means the parties' personnel identified as such in
                              the Co- operation Manual, including the Project
                              Managers, and their replacements appointed under
                              Article 4.2 of the Joint Marketing Agreement;

"Lease Agreements To Be
Transferred"                  has the meaning ascribed to it in Article 10.3 of
                              Schedule 7.1 to the Share Purchase Agreement;

"Majority Owned Affiliates"   means with respect to Netwerkdiensten: Encalls BV
                              and (as of the Completion Date) ReCaiTel BV;

"Marketing"                   has the meaning ascribed to it in Recital (D) of
                              the Joint Marketing Agreement;

"Media" means activities of the Partner (as defined in the Joint Marketing Agreement) and its Group relating to the distribution of television and radio programmes, the provision of internet services and all other telecommunication services of the Joint Marketing Agreement;

"Netwerkdiensten"             has the meaning ascribed to it in Recital (A) of
                              this Share Purchase Agreement;

"Netwerkdiensten Shares"      has the meaning ascribed to it in Recital (A) of
                              this Share Purchase Agreement;

"Network"                     has the meaning ascribed to it in Recital (B) of
                              this Share Purchase Agreement;

"Non-Defaulting Party"        has the meaning ascribed to it in Article 11.2 of
                              the Joint Marketing Agreement;

"Policies"                    has the meaning ascribed to it in Article 14.2 of
                              this Share Purchase Agreement; and "Policy" means any one of them;

"Project Manager"             means the nominee of the Seller's Parent or the
                              Partner appointed in accordance with Article 6 of the Joint Marketing Agreement;

"Project Team"                means the persons used by the Seller's Parent and
                              the Partner to perform their obligations under the Joint Marketing Agreement, including the Key
                              Persons and the other persons specified in the Co-operation Manual of the Joint Marketing
                              Agreement;

"Property Interests
To Be Transferred"            has the meaning ascribed to it in Article 10.1 of
                              Schedule 7.1 to this Share Purchase Agreement;

"Purchase Price"              has the meaning ascribed to it in Article 4.1 of
                              this Share Purchase Agreement;

"Seller's Group"              means the Seller's Parent and its present and
                              future subsidiaries (dochtermaatschappijen) other than the Companies and their subsidiaries, but not including limited partnerships (commanditaire vennootschappen) and general partnerships
                              (vennootschappen onder firma);

"Seller's Guarantees"         has the meaning ascribed to it in Article 11.2 of
                              this Share Purchase Agreement;

"Seller's Parent"             means NV ENECO;

"Several Tax Liability"       means the several liability that rests on each
                              member of the fiscal unity for corporate income tax purposes pursuant to Article 39
                              Invorderingswet 1990, as well as the several liability that rests on each member of the fiscal unity for value added tax purposes pursuant to
                              Article 43 Invorderingswet 1990;

"Share Transfer Deed"         means a share transfer deed with respect to the
                              Shares, substantially in the form of Schedule 5.2
                              (c) to this Share Purchase Agreement;

"Shares" has the meaning ascribed to it in Recital (A) of this Share Purchase Agreement;

"Shared Facilities Agreement" the Shared Facilities Agreement substantially in the form of Schedule 5.2 (h) to this Share
                              Purchase Agreement;

"Signaalkabelnet"             a signal network necessary for NV ENECO's energy
                              supply processes;

"Tax" or "Taxes"              means all forms of taxation whether direct or
                              indirect and whether levied by reference to income, profits, asset values, turnover, added value or other reference and statutory, governmental, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), real estate and ground lease
                              (erfpacht) taxes whether imposed by way of withholding or deduction for or on account of tax or otherwise) and all penalties, charges, costs and interest relating thereto;

"Tax Burden
Distribution Agreements"      has the meaning ascribed to it in Article 1.2.7.
                              of Schedule 14.4 (in respect of Netwerkdiensten)
                              and Article 1.3.7 of Schedule 14.4 (in respect of
                              K&T) and Article 1.4.7. of Schedule 14.4 (in
                              respect of Encalls BV);
"Termination Notice"          has the meaning ascribed to it in Article 11.2 of
                              the Joint Marketing Agreement;
"UPC-NL"                      means UPC Nederland NV;
"VAT Fiscal Unity"            means the group of entities, to which
                              Netwerkdiensten and/or K&T and/or any of the Majority Owned Affiliates have belonged at any moment, and which is treated as a single entrepreneur for value added tax purposes, pursuant to the decisions of the tax inspector, dated 1 November 1998 (in respect of
                              Netwerkdiensten and ReCaitel BV), 1 April 1999 (in respect of K&T) and 1 June 1999 (in respect of Encalls BV);

"VAT Fiscal Unity Tax Return" means any value added tax return in respect of any period during which Netwerkdiensten and/or K&T and/or any of the Majority Owned Affiliates are included in the VAT Fiscal Unity;

"VAT Fiscal Unity Tax
Assessment"                   means any value added tax levied by way of
                              assessment from or in relation to the Value Added
                              Tax Fiscal Unity, in respect of any period during which Netwerkdiensten and/or K&T and/or any of the Majority Owned Affiliates are included in the VAT
                              Fiscal Unity;

"Vervangingsovereenkomst"     has the meaning ascribed to it in Article 4.1 of
                              this Share Purchase Agreement;

"Warranties"                  means the statements contained in Schedule 7.1;
                              and "Warranty" means any one of them.

                                 SCHEDULE (I)

                                 BUSINESS PLAN

                               SCHEDULE 4.1 (a)

                               THIRD PARTY LOANS


1.   Equity & Law Levensverzekeringen; details as at 31 December 1999
     Interest:       9%
     Number:         250/251
     Repayment date: 2-1-2002
     Term:               10 years
     Principal AmountNLG 750,000 and NLG 750,000
     Repaid                  NLG 0
     Outstanding             NLG 750,000 and NLG 750,000

                               SCHEDULE 4.1 (b)

                                   BNG LOANS

                               SCHEDULE 5.2 (d)

                              SHARE TRANSFER DEED

                               SCHEDULE 5.2 (g)

                           JOINT MARKETING AGREEMENT

                               SCHEDULE 5.2 (h)

                          SHARED FACILITIES AGREEMENT

                                 SCHEDULE 6.2

                                DATA ROOM INDEX

                                 SCHEDULE 7.1

                                  WARRANTIES

Where in this Schedule 7.1 reference is made to the "Companies", the "Companies" shall be deemed to include the "Majority Owned Affiliates".
1.   COMPANIES
1.1 The Companies have been duly incorporated and are validly existing under the laws of the Netherlands. The Companies have not been dissolved or declared insolvent. No proceeding is pending for the dissolution of the Companies, no action or request is pending to declare the Companies insolvent and the Companies have neither petitioned for nor have been granted a moratorium or a suspension of payments.
1.2 The Companies are not a party to a statutory merger or demerger within the meaning of Book 2 of the Netherlands Civil Code, except as set forth in the Signaalkabelnet Agreement.
1.3 The correct and complete text of the Articles of Association of the Companies as they will read at Completion are attached hereto as Annex 1.3.
1.4 Netwerkdiensten is registered with the Commercial Register of the Chamber of Commerce at Rotterdam under number 24243501 in conformity with the extract attached hereto as Annex 1.4 and the information contained in the extract is correct and complete.
1.5 K&T is registered with the Commercial Register of the Chamber of Commerce at Rotterdam under number 24275603 in conformity with the extract attached hereto as Annex 1.5 and the information contained in the extract is correct and complete.
2.   SHARES
2.1 The Seller is the sole legal and beneficial owner of the Shares and has full power, right and authority to transfer the Shares to the Buyer. The Netwerkdiensten Shares and the K&T Shares constitute the entire issued and outstanding share capital of Netwerkdiensten and K&T, respectively.
2.2 The Shares are duly authorized, validly issued and fully paid up. The Shares are free and clear of any liens, charges, claims, restrictions or encumbrances of any kind, including usufruct (vruchtgebruik) and pledge (pandrecht).
2.3 There are no outstanding depository receipts (certificaten van aandelen) with respect to the Shares. There are no outstanding rights to subscribe for any shares in the Companies. In particular there are no share options, warrants or convertible debentures relating to the Companies.
2.4 No resolution has been made and no action has been taken by the Companies to declare or distribute dividends, to repay capital or to make any other distribution of reserves or capital, except as shown in the 1998 Annual Accounts. The Companies have not issued any profit sharing bonds or otherwise attributed rights to third parties to share in the past, present or future income or profit, reserves or liquidation surpluses of the Companies.
3.   AFFILIATE SHARES
3.1 The Companies are directly or indirectly the sole legal and beneficial owner of the Affiliate Shares. The Companies have no direct or indirect shareholdings or participations other than the Affiliate Shares.
3.2 The Affiliate Shares are duly authorized, validly issued and fully paid up. The Affiliate Shares are free and clear of any liens, charges, claims, restrictions or encumbrances of any kind, including usufruct and pledges.

3.3 There are no outstanding depository receipts (certificaten van aandelen) with respect to the Affiliate Shares. There are no outstanding rights to subscribe for any shares of the Affiliates. In particular there are no share options, warrants or convertible debentures relating to the Affiliates.
3.4 No resolution has been made and no action has been taken by the Majority Owned Affiliates to declare or distribute dividends, to repay capital or to make any other distribution of reserves or capital, except as shown in the 1998 Annual Accounts. The Majority Owned Affiliates have not issued any profit sharing bonds or otherwise attributed rights to third parties to share in the past, present or future income or profits, reserves or liquidation surpluses of the Majority Owned Affiliates.
4.   ASSETS
4.1 Subject to paragraph 4.5, the Companies have legal and beneficial title to all assets shown in the 1998 Annual Accounts and all assets acquired since the Balance Sheet Date (collectively: the "Assets"), except for (i) such part of the Assets as has been used or sold by the Companies in the ordinary course of business since the Balance Sheet Date, and (ii) the transfer of (a) the Signaalkabelnet pursuant to the Signaalkabelnet agreement referred to under recital (C) of this Agreement, and (b) the PABX systems referred to under recital (D) of this Agreement, which have been sold to NV ENECO.
4.2 The Assets are free and clear of any mortgage, pledge or other security interest, and are not subject to priority or pre-emptive rights or any purchase or option agreement, other than as shown in the 1998 Annual Accounts.
4.3 The Assets are all assets that are required and that are currently in use by the Companies to operate the Network and to provide the telecommunications services as mentioned in Recital (B).
4.4 As at 30 November 1999, the Companies had 588,599 CATV Subscribers and as at 31 December 1999, the Companies had 7,252 Internet Subscribers.
4.5 Uncertainty exists in The Netherlands with respect to (i) the ability of a cable network operator to own network elements placed in or on real property owned by third parties, (ii) the question whether such network elements are movable or immovable, as well as (iii) the formalities to be observed to properly transfer title to such assets from one person to another. These uncertainties also apply to the relevant assets of the Companies, but no other person has ever claimed to be the owner of or otherwise to be entitled to such assets as a consequence of these uncertainties.
4.6 In respect of the Year 2000, the Companies have sent certain of their customers a letter substantially in the form attached hereto as Annex 4.6.
5.   TAXES
5.1 Unless otherwise provided for in this Agreement, all Taxes for which any of the Companies is liable (including amounts pursuant to the Tax Burden Distribution Agreements) have been paid or accrued for in accordance with the applicable statutory provisions, all returns for such Taxes have been filed in accordance with the applicable statutory provisions and the Companies, the Seller and NV ENECO have duly performed in all material respects all other obligations imposed on them by any statutory provision in connection with Taxes. With respect to the Seller and NV ENECO, the preceding sentence only applies to those obligations of the Seller and NV ENECO which have arisen by reason only of the existence of the Fiscal Unity (as defined in Schedule 14.4) (in the relationship between the Seller on the one hand and the Companies on the other hand) or the VAT Fiscal Unity (in the relationship between NV ENECO on the one hand and the Companies on the other hand).
5.2 Netwerkdiensten has continuously been a member of the fiscal unity of the Seller for corporate income tax purposes since 1 January 1998.
5.3 K&T has continuously been a member of the fiscal unity of the Seller for corporate income tax purposes since 31 March 1998.
5.4 Netwerkdiensten has continuously been a member of the fiscal unity of NV ENECO for value added tax purposes since 1 November 1998.
5.5 K&T has continuously been a member of the fiscal unity of NV ENECO for value added tax purposes since 1 April 1999.
5.6 A request has been made for Encalls BV to become a member of the fiscal unity of the Seller for corporate income tax purposes as per 1 January 1999. Encalls BV has continuously been a member of the fiscal unity of NV ENECO for value added tax purposes since 1 June 1999. ReCaiTel B.V. has continuously been a member of the fiscal unity of NV ENECO for value added tax purposes since 1 November 1998.
5.7 There are no rulings with any body which levies or collects Taxes to which one (or more) of the Companies or one (or more) of the Affiliates is a party or which are otherwise applicable to it, except as provided for in the Disclosure Letter.
5.8 None of the Companies has any material dispute with any tax authority, except as provided for in the Disclosure Letter.
5.9 Any and all value added tax registrations have been made by the Companies and Affiliates.
6.   CONDUCT OF BUSINESS SINCE THE BALANCE SHEET DATE
     Except as disclosed in the Disclosure Letter, except as specifically set out in this Agreement, except as set forth in Annex 6 and except with respect to the issue discussed in Article 7.3 of this Agreement, in the period between the Balance Sheet Date and the date hereof, the Companies have not disposed of any Assets material to the 30 June 1999 Pro Forma Accounts other than in the ordinary course of business and the Companies have not become subject to any material commitment other than in the ordinary course of business.

7.   MANAGEMENT, EMPLOYEES, PENSIONS
7.1 All the employees employed by the Companies as at the date of this Agreement are listed in Annex 7.1.
7.2 Except for (i) the persons listed in the extract of the Rotterdam Chamber of Commerce, (ii) as provided for in this Agreement, and (iii) as listed in Annex 7.2, there are no persons holding power of attorney or who are authorised to dispose of any funds of the Companies or to commit the Companies in any other way.
7.3 The Companies have at all times fulfilled their obligations regarding the Employees listed in Annex 7.1 concerning payment of wages, social security contributions and payment or accrual of pension premiums (including backservice obligations, if any).
8.   AGREEMENTS, RELATIONS
     Except as set forth in Annex 8, the execution of this Agreement and the consummation of the transactions contemplated thereby, do not and shall not in and of themselves cause any existing material legal relationship with the Companies to be varied or terminated.

9.   LITIGATION
     Save as provided for in the 1998 Annual Accounts and save for the issue referred to in Article 7.3 of this Agreement, the Companies have not received any notification of, are not a party to or, to the best knowledge of the Seller under threat of, any litigation involving an amount in excess of one million Netherlands Guilders (NLG 1,000,000) that is material to the Companies taken as a whole. To the best knowledge of the Seller, and save as provided for in the 1998 Annual Accounts, the Companies are not the subject of investigation by any governmental, administrative or regulatory body of the Netherlands or of the European Commission, as the case may be, other than the current litigation between the tax authorities and Netwerkdiensten regarding real property transfer tax (which is a test case procedure and may result in subsequent similar claims of the tax authorities) and possible routine regulatory inquiries.

10.  BUSINESS PREMISES AND REAL PROPERTY
10.1 Annex 10.1 lists the property interests that are owned by NV ENECO and are to be transferred by NV ENECO to the Companies (the "Property Interests To Be Transferred"). The Property Interests To Be Transferred are free from mortgages, attachments (beslagen), personal (kwalitatieve) obligations, easements (erfdienstbaarheden) and other rights in rem (zakelijk rechten), perpetual clauses (kettingbedingen) and other encumbrances, except as set out in the relevant title deeds or public registers.
10.2 Annex 10.2 lists all the real property leased or rented by the Companies from NV ENECO, and such property leased or rented by the Companies to third parties, with annual lease rentals in excess of NLG 25,000 (twenty five thousand) Netherlands Guilders) (the "K&T Lease Agreements").
10.3 Annex 10.3 lists all the lease agreements pursuant to which NV ENECO leases as lessee property from certain landlords, that are transferred pursuant to
     Section 6:159 of the Dutch Civil Code by NV ENECO to Netwerkdiensten, subject to consent for such transfer being obtained from the respective landlords (the "Lease Agreements To Be Transferred").
11.  ENVIRONMENTAL MATTERS
11.1 The Companies have not received any notice, report or other communication claiming, stating or alleging material violation of or material non-compliance with any environmental law.
11.2 To the best knowledge of the Seller, the Companies are not party to or otherwise required to comply with any environmental agreement (milieuconvenant, milieubeleidsovereenkomst).
12.  PERMITS
     The Companies have obtained all material licenses, permits, consents, approvals and filed all notifications, forms and documents necessary for the current operations and business and the unhindered continuation thereof, pursuant to the 1998 Telecommunications Act and the 1987 Media Act (as subsequently amended).

13.  ACCOUNTS
The 30 June 1999 Pro Forma Accounts have been prepared on a basis consistent with the principles as applied by the Companies in the preparation of the 1998 Annual Accounts attached hereto as Annex 13, using the same accounting principles and practices. The 30 June 1999 Pro Forma Accounts present a true and fair view (getrouw beeld) of the financial position of the Companies as at 30 June 1999 and the results of operations for the period ending 30 June 1999. It is understood that where in this Agreement separate arrangements are made which are not (wholly or partially) reflected in such accounts, no claims can be made under this clause.

14   GENERAL
Notwithstanding Article 7.2 of this Agreement and except for information originating from sources outside the Seller's organisation or outside the Seller's control, the information provided to the Buyer, UPC-NL and the Buyer's Parent listed in Schedule 6.2 is true, correct and not misleading in all material respects.

                                 SCHEDULE 11.1

                             COMPANIES' GUARANTEES

                                 SCHEDULE 11.2

                              SELLER'S GUARANTEES

                                SCHEDULE 13 (a)

                             COMPANIES BUDGET 2000

                                 SCHEDULE 14.4

                                      TAX

1.   Corporate Income Tax

1.1  In this Schedule:

     "Acquisition of CAI Network"  means the acquisition of cable networks as such and/or the acquisition of legal entities owning such cable networks.

     "1999 Encalls BV Tax Return"  means all those elements of the 1999 Fiscal
                                   Unity Tax Return that relate to the corporate tax position of Encalls BV for the year ended 31 December 1999;

     "1999 Encalls BV Tax
     Assessment"                   means the final tax assessment for the 1999
                                   Fiscal Unity Tax Return, as determined by the tax inspector or (as the case may be) the tax court, which assessment cannot be disputed anymore, as well as (i) any preliminary assessments related with the 1999 Fiscal
                                   Unity Tax Return (ii) any costs and interests charged by the tax authorities in connection therewith (iii) any additional assessments, to the extent that the amount levied or refunded by virtue of such assessment is attributable to the 1999 Encalls BV Tax
                                   Return;

     "1998 Fiscal Unity Tax
     Return" means the corporate income tax return for the Fiscal Unity for the year ended 31 December, 1998;

     "1999 Fiscal Unity Tax
     Return" means the corporate income tax return for the Fiscal Unity for the year ended 31 December, 1999;

     "1998 Netwerkdiensten
     Tax Return"                   means all those elements of the 1998 Fiscal
                                   Unity Tax Return that relate to the corporate tax position of Netwerkdiensten for the year ended 31 December, 1998;

     "1999 Netwerkdiensten Tax
     Return" means all those elements of the 1999 Fiscal Unity Tax Return that relate to the corporate tax position of Netwerkdiensten for the year ended 31 December, 1999;

     "Fiscal Unity"                means the Seller, as parent company, and its
                                   subsidiary companies, including
                                   Netwerkdiensten, K&T and Encalls BV K&T and
                                   Netwerkdiensten are deemed to be absorbed by Seller for corporate income tax purposes as per 1 January, 1998 pursuant to the decision
                                   ("beschikking") of the Rotterdam tax
                                   inspector ("Belastingdienst/Grote
                                   ondernemingen Rotterdam") dated 18 January,
                                   1999 and (in respect of K&T) as per 31 March, 1998 pursuant to the decision of the Rotterdam tax inspector (as mentioned above) also dated 18 January, 1999. Encalls BV will be deemed to be absorbed by Seller for corporate income tax purposes as per 1
                                   January 1999;

     "1998 Netwerkdiensten
     Tax Assessment"               means the final tax assessment for the 1998
                                   Fiscal Unity Tax Return, as determined by the tax inspector or (as the case may be) the tax court, which assessment cannot be disputed anymore, as well as (i) any preliminary assessments related with the 1998 Fiscal Unity Tax Return (ii) any costs and interests charged by the tax authorities in connection therewith (iii) any additional assessments, to the extent that the amount levied or refunded by virtue of such assessment is attributable to the 1998
                                   Netwerkdiensten Tax Return;

     "1999 Netwerkdiensten Tax
     Assessment"                   means the final tax assessment for the 1999
                                   Fiscal Unity Tax Return, as determined by the tax inspector or (as the case may be) the tax court, which assessment cannot be disputed anymore, as well as (i) any preliminary assessments related with the 1999 Fiscal
                                   Unity Tax Return (ii) any costs and interests charged by the tax authorities in connection therewith (iii) any additional assessments, to the extent that the amount levied or refunded by virtue of such assessment is attributable to the 1999 Netwerkdiensten Tax
                                   Return;

     "1998 K&T Tax Return"         means all those elements of the 1998 Fiscal
                                   Unity Tax Return that relate to the corporate tax position of K&T for the year ended 31
                                   December 1998;

     "1999 K&T Tax Return"         means all those elements of the 1999 Fiscal
                                   Unity Tax Return that relate to the corporate tax position of K&T for the year ended 31
                                   December 1999;

     "1998 K&T Tax Assessment"     means the final tax assessment for the 1998
                                   Fiscal Unit Tax Return, as determined by the tax inspector or (as the case may be) the tax court, which assessment cannot be disputed anymore, as well as (i) any preliminary assessments related with the 1998 Fiscal
                                   Unity Tax Return (ii) any costs and interests charged by the tax authorities in connection therewith (iii) any additional assessments, to the extent that the amount levied or refunded by virtue of such assessment is attributable to the 1998 K&T tax return.

     "1999 K&T Tax Assessment"     means the final tax assessment for the 1999
                                   Fiscal Unity Tax Return, as determined by the tax inspector or (as the case may be) the tax court, which assessment cannot be disputed anymore, as well as (i) any preliminary assessments related with the 1999 Fiscal
                                   Unity Tax Return (ii) any costs and interests charged by the tax authorities in connection therewith (iii) any additional assessments, to the extent that the amount levied or refunded by virtue of such assessment is attributable to the 1998 K&T tax return.

1.2    Netwerkdiensten

1.2.1 The 1998 and 1999 Netwerkdiensten Tax Return will be entirely for the risk and the account of Netwerkdiensten.

1.2.2 To the best knowledge of the Seller, tainted transactions which trigger the sanction as meant in the 16th condition of the standard conditions of the Fiscal Unity did not occur. The Buyer and the Buyer's Parent will procure that Netwerkdiensten and a subsequent fiscal unity to which Netwerkdiensten may belong, will not take a different position, unless otherwise authorised by the Seller or NV ENECO in advance.

1.2.3 For the avoidance of doubt, in the event the sanction mentioned in the 16th condition is applied notwithstanding the above, the tax due by reason thereof will be on-charged by the Seller to Netwerkdiensten under the Tax Burden Distribution Agreement.

1.2.4 In the event the sanction mentioned in the 16th condition is applied, the Seller will be liable to reimburse the amount on-charged pursuant to
       Article 1.2.3 of this Schedule.

1.2.5 The liability of the Seller pursuant to Article 1.2.4 of this Schedule will be reduced by the amount calculated in accordance with the following formula:

A = (B - C) x D

Whereby:
A= amount of reduction
B= fair market value of the (for Netherlands corporate income tax purposes depreciable) assets and liabilities of Netwerkdiensten, as meant in the 16th condition
C= tax book value of such assets and liabilities if the 16th condition had not been applied
D= seventeen and one half per cent (17.5%)

The obligations of the Seller under Article 1.2.4 and 1.2.5 of this Schedule are subject to the limitations mentioned in Article 8 of this Agreement.

1.2.6 Netwerkdiensten will provide Seller with all data, assistance and co-operation reasonably required by Seller to complete and file the 1998 and 1999 Fiscal Unity Tax Return in time, in so far as such tax return relates to the 1998 and 1999 Netwerkdiensten Tax Return.

1.2.7 Netwerkdiensten accepts full responsibility for the compilation and preparation of the 1998 and 1999 Netwerkdiensten Tax Return and Seller agrees to accept the 1998 and 1999 Netwerkdiensten Tax Return as drafted by Netwerkdiensten for inclusion in the 1998 and 1999 Fiscal Unity Tax Return provided the 1998 and 1999 Netwerkdiensten Tax Return (i) does not include unreasonable elements and (ii) is not inconsistent with the 1998 and 1999 Fiscal Unity Tax Return.

1.2.8 As soon as such is reasonably possible, Seller will provide Netwerkdiensten with copies of all communications with the tax authorities in relation to the 1998 and 1999 Netwerkdiensten Tax Return and the 1998 and 1999 Netwerkdiensten Tax Assessment, including but not limited to, requests for further extensions of the deadline for filing the 1998 and 1999 Fiscal Unity Tax Return, decisions on such requests, notifications of deviation from the 1998 and 1999 Netwerkdiensten Tax Return, questionnaires from the tax authorities and responses from Seller to such questionnaires related with the 1998 and 1999 Netwerkdiensten Tax Return and letters of objection (`bezwaarschriften') related with the 1998 and 1999 Netwerkdiensten Tax Return. For the avoidance of doubt, it is expressly agreed that the Seller will not have to provide any information regarding the Fiscal Unity or any other matter if such information does not have a material bearing on the 1998 and 1999 Netwerkdiensten Tax Return.

1.2.9 Seller and Netwerkdiensten agree that each of them will not take (nor refrain from taking) any action vis-a-vis the tax authorities concerning any element of the 1998 and 1999 Netwerkdiensten Tax Return and the 1998 and 1999 Netwerkdiensten Tax Assessment, unless the other party has given its express consent to do so. In the event parties disagree on a decision regarding such action on the 1998 and 1999 Netwerkdiensten Tax Return and/or the 1998 and 1999 Netwerkdiensten Tax Assessment, Netwerkdiensten is authorised to decide the matter in its sole discretion, provided, however, that it will consult with the Seller and will comply with any legitimate requests made by the Seller.

1.2.10 The 1998 and 1999 Netwerkdiensten Tax Assessment will be entirely for the risk and the account of Netwerkdiensten except for Tax related to the transactions referred to in recitals ( C) and (D) of this Agreement. Any amounts paid by the Fiscal Unity in respect of the 1998 and 1999 Netwerkdiensten Tax Assessment will be promptly reimbursed by Netwerkdiensten, regardless of whether any portion of such assessment is being disputed or not, and under reduction of the liability, if any, of the Seller pursuant to Articles 1.2.4 and 1.2.5 of this Schedule 14.4.

1.2.11 The agreement between Seller and Netwerkdiensten dated 11 June, 1999 regarding, among others, the allocation of the tax burden between Seller and Netwerkdiensten will be fully complied with to the extent this does not conflict with the provisions of Article 1.2.4, 1.2.5 and 1.2.10 of this Schedule 14.4. For the avoidance of doubt, to the extent possible, the fiscal unity conditions as laid down in the decision of the tax inspector of 18 January 1999 will also apply among Netwerkdiensten and Seller for all other purposes.

1.2.12 The Seller and the Seller's Parent did not and will not make any agreement with the corporate tax inspector that has a material bearing on the 1998 Netwerkdiensten Tax Return (in particular, the fiscal opening balance sheet) and the 1999 Netwerkdiensten Tax Return, with the exception of any agreements referred to in the Disclosure Letter, which will be adhered to by Netwerkdiensten, the Buyer, the Seller and the Seller's Parent. In this respect it is agreed that, where the Seller's Parent's position is relevant in respect of the contribution to Netwerkdiensten of the Rotterdam cable network in 1998, the Seller's Parent will accept the valuation (and matters related thereto) as proposed by Netwerkdiensten and the Buyer, provided these proposals do not contravene the agreements referred to in the Disclosure Letter.

1.3    K&T

1.3.1 The 1998 and 1999 K&T Tax Return will be entirely for the risk and the account of K&T.

1.3.2 To the best knowledge of the Seller, tainted transactions which trigger the sanction as meant in the 16th condition of the standard conditions of the Fiscal Unity did not occur. The Buyer and the Buyer's Parent will procure that K&T and a subsequent fiscal unity to which K&T may belong, will not take a different position, unless otherwise authorized by the Seller or NV ENECO in advance.

1.3.3 For the avoidance of doubt, in the event the sanction mentioned in the 16th condition is applied notwithstanding the above, the tax due by reason thereof will be on-charged by the Seller to K&T under the Tax Burden Distribution Agreement.

1.3.4 In the event the sanction mentioned in the 16th condition is applied, the Seller will be liable to reimburse the amount on-charged pursuant to
       Article 1.3.3 of this Schedule.

1.3.5 The liability of the Seller pursuant to Article 1.3.4 of this Schedule will be reduced by the amount calculated in accordance with the following formula:

A=(B-C)xD

Whereby:
A= amount of reduction
B= fair market value of the (for Netherlands corporate income tax purposes depreciable) assets and liabilities of K&T, as meant in the 16th condition C= tax book value of such assets and liabilities if the 16th condition had not been applied
D= seventeen and one half per cent (17.5%)

The obligations of the Seller under Articles 1.3.4 and 1.3.5 of this Schedule are subject to the limitations mentioned in Article 8 of this Agreement.

1.3.6 K&T will provide Seller with all data, assistance and co-operation reasonably required by Seller to complete and file the 1998 and 1999 Fiscal Unity Tax Return in time, in so far as such tax return relates to the 1998 and 1999 K&T Tax Return.

1.3.7 K&T accepts full responsibility for the compilation and preparation of the 1998 and 1999 K&T Tax Return and Seller agrees to accept the 1998 and 1999 K&T Tax Return as drafted by K&T for inclusion in the 1998 and 1999 Fiscal Unity Tax Return provided the 1998 and 1999 K&T Tax Return (i) does not include unreasonably elements and (ii) is not inconsistent with the 1998 and 1999 Fiscal Unity Tax Return.

1.3.8 As soon as such is reasonably possible, Seller will provide K&T with copies of all communications with the tax authorities in relation to the 1998 and 1999 K&T Tax Return and the 1998 and 1999 K&T Tax Assessment, including but not limited to requests for further extensions of the deadline for filing the 1998 and 1999 Fiscal Unity Tax Return, decision on such requests, notifications of deviation from the 1998 and 1999 K&T Tax Return, questionnaires from the tax authorities and responses from Seller to such questionnaires related with the 1998 and 1999 K&T Tax Return and letters of objection ("bezwaarschriften") related with the 1998 and 1999 K&T Tax Return. For the avoidance of doubt, it is expressly agreed that the Seller will not have to provide any information regarding the Fiscal Unity or any other matter if such information does not have a material bearing on the 1998 and 1999 K&T Tax Return.

1.3.9 Seller and K&T agree that each of them will not take (nor refrain from taking) any action vis-a-vis the tax authorities concerning any element of the 1998 and 1999 K&T Tax Return and the 1998 and 1999 K&T Tax Assessment, unless the other party has given its express consent to do so. In the event parties disagree on a decision regarding such action on the 1998 and 1999 K&T Tax Return and/or the 1998 and 1999 K&T Tax Assessment, K&T is authorised to decide the matter in its sole discretion, provided, however, that it will consult with the Seller and will comply with any legitimate requests made by the Seller.

1.3.10 The 1998 and 1999 K&T Tax Assessment will be entirely for the risk and the account of K&T. Any amounts paid by the Fiscal Unity in respect of the 1998 and 1999 K&T Tax Assessment will be promptly reimbursed by K&T, regardless of whether any portion of such assessment is being disputed or not. and under reduction of the liability, if any, of the Seller pursuant to Articles 1.3.4 and 1.3.5 of this Schedule 14.4.

1.3.11 The agreement between Seller and K&T dated 11 June 1999 regarding, among others, the allocation of the tax burden between Seller and K&T will be fully complied with. For the avoidance of doubt, to the extent possible, the fiscal unity conditions as laid down in the decision of the tax inspector of 18 January 1999 will also apply among K&T and Seller for all other purposes.

1.3.12 The Seller and the Seller's Parent did not and will not make any agreement with the corporate tax inspector that has a material bearing on the 1998 K&T Tax Return (in particular, the fiscal opening balance sheet) and the 1999 K&T Tax Return, with the exception of any agreements referred to in the Disclosure Letter, which will be adhered to by K&T, the Buyer, the Seller and the Seller's Parent.

1.4    Encalls BV

1.4.1 The 1999 Encalls BV Tax Return will be entirely for the risk and the account of Encalls BV.

1.4.2 To the best knowledge of the Seller, tainted transactions, which trigger the sanction, as meant in the 16th condition of the standard conditions of the Fiscal Unity did not occur. The Buyer and the Buyer's Parent will procure that Encalls BV and a subsequent fiscal unity to which Encalls BV may belong, will not take a different position, unless otherwise authorised by the Seller or NV ENECO in advance.

1.4.3 For the avoidance of doubt, in the event the sanction mentioned in the 16th condition is applied notwithstanding the above, the tax due by reason thereof will be on-charged by the Seller to Encalls BV under the Tax Burden Distribution Agreement.

1.4.4 In the event the sanction mentioned in the 16th condition is applied, the Seller will be liable to reimburse the amount on-charged pursuant to
       Article 1.4.3 of this Schedule.

1.4.5 The liability of the Seller pursuant to Article 1.4.4 of this Schedule will be reduced by the amount calculated in accordance with the following formula:

       A=(B-C) x D
       Whereby:
       A= amount of reduction
       B= fair market value of the (for Netherlands corporate income tax purposes depreciable assets and liabilities of Encalls BV, as meant in the 16th condition
       C= tax book value of such assets and liabilities if the 16th condition had not been applied
       D= seventeen and one half per cent (17.5%)
       The obligations of the Seller under Article 1.4.4 and 1.4.5 of this Agreement are subject to the limitations mentioned in Article 8 of this Agreement.

1.4.6 Encalls BV will provide Seller with all data, assistance and co-operation reasonably required by Seller to complete and file the 1999 Fiscal Unity Tax Return in time, in so far as such tax return relates to the 1999 Encalls BV Tax Return.

1.4.7 Encalls BV accepts full responsibility for the compilation and preparation of the 1999 Encalls BV Tax Return and Seller agrees to accept the 1999 Encalls BV Tax Return as drafted by Encalls BV for inclusion in the 1999 Fiscal Unity Tax Return provided the 1999 Encalls BV Tax Return
       (i) does not include unreasonably elements and (ii) is not inconsistent with the 1999 Fiscal Unity Tax Return.

1.4.8 As soon as such is reasonably possible, Seller will provide Encalls BV with copies of all communications with the tax authorities in relation to the 1999 Encalls BV Tax Return and the 1999 Encalls BV Tax Assessment, including but not limited to requests for further extensions of the deadline for filing the 1999 Fiscal Unity Tax Return, decisions on such requests, notifications of deviation form the 1999 Encalls BV Tax Return, questionnaires from the tax authorities and responses from Seller to such questionnaires related with the 1999 Encalls BV Tax Return and letters of objection ("bezwaarschriften") related with the 1999 Encalls BV Tax Return. For the avoidance of doubt, it is expressly agreed that the Seller will not have to provide any information regarding the Fiscal Unity or any other matter if such information does not have a material bearing on the 1999 Encalls BV Tax Return.

1.4.9 Seller and Encalls BV agree that each of them will not take (nor refrain from taking) any action vis-a-vis the tax authorities concerning any element of the 1999 Encalls BV Tax Return and the 1999 Encalls BV Tax Assessment, unless the other party has given its express consent to do so. In the event parties disagree on a decisions regarding such action on the 1999 Encalls BV Tax Return and/or the 1999 Encalls BV Tax Assessment, Encalls BV is authorised to decide the matter in its sole discretion, provided, however, that it will consult with the Seller and will comply with any legitimate requests made by the Seller.

1.4.10 The 1999 Encalls BV Tax Assessment will be entirely for the risk and the account of Encalls BV. Any amounts paid by the Fiscal Unity in respect of the 1999 Encalls BV Tax Assessment will be promptly reimbursed by Encalls BV, regardless of whether any portion of such assessment is being disputed or not and under reduction of the liability, if any, of the Seller pursuant to Articles 1.4.4 and 1.4.5 of this
       Schedule 14.4.

1.4.11 The agreement between Seller and Encalls BV dated [ ] January 2000 regarding, among others, the allocation of the tax burden between Seller and Encalls BV will be fully complied with. For the avoidance of doubt, to the extent possible, the fiscal unity conditions to be laid down in the decisions of the tax inspector will also apply among Encalls BV and Seller for all other purposes.

1.4.12 The Buyer will procure that Encalls BV will not revoke the fiscal unity request as meant in Article 5.6 of Schedule 7.1, or jeopardise in any other way the granting of this request.

1.4.13 The Seller and the Seller's Parent did not make and will not make any agreement with the corporate tax inspector that has a material bearing on the 1999 Encalls Tax Return.

2.     Real Property Transfer Tax

2.1 Parties acknowledge the existence of the real property transfer tax exposure in relation to the acquisition (verkrijging) of CAI-networks (as more specifically described in the Disclosure Letter) and agree that Seller will bear such transfer tax including any amount of interest, penalty and/or related costs charged by the Netherlands tax authorities (if any) with respect to those networks acquired prior to the Completion Date, regardless of the party from whom the CAI-networks were acquired.

2.2 Netwerkdiensten consents to the de facto control by NV ENECO of the litigation, also of those assessments issued in respect of acquisitions by Netwerkdiensten prior to Completion Date. In this respect, the Buyer and Netwerkdiensten shall grant NV ENECO the time and possibility to, on behalf of and in the name of Netwerkdiensten, defend Netwerkdiensten against claims made by the tax authorities, take control of the defence, indemnification(s), settlement(s), negotiation(s) or other proceedings in relation to such procedures or events which may give rise to any liability of the Seller or NV ENECO, and the Seller shall have the right to employ and engage counsel of its own choice to handle and defend such matters at its own cost and expense.

Before NV ENECO will agree with the tax authorities on any final settlement, it will consult with Netwerkdiensten and the Buyer who then may elect to accept all liability towards the tax authorities with respect to such claims made and who then will be entitled to take control of the defence, indemnification(s), settlement(s), negotiation(s) or other proceedings including entering into other final settlements, in exchange for NV ENECO paying to Netwerkdiensten or the Buyer the amount it would have paid to the tax authorities under the proposed settlement.

3.     Value Added Tax

3.1 Each of Netwerkdiensten, K&T and those Affiliates which are included in the VAT Fiscal Unity will provide NV ENECO with all data, assistance and co- operation reasonably required by NV ENECO to complete and file the VAT Fiscal Unity Tax Return, in so far as such tax return relates to Netwerkdiensten, K&T and the Affiliates respectively.

3.2 Each of Netwerkdiensten, K&T and the Affiliates agrees to co-operate with NV ENECO so that the inspector will promptly be notified that the Fiscal Unity has ceased to exist following the execution of this agreement, as meant in Article 43 Invorderingswet 1990.

4.     Capital tax

In the event Netwerkdiensten has acquired the remaining ReCaiTel BV shares it does not own yet in the form of a transaction which qualifies for the exemption from capital tax as meant in articles 37(1)(a) and 37(2)(a) of the Netherlands Wet op belastingen van rechtsverkeer, Netwerkdiensten and the Buyer agree that:

       (a) they will not take any action (and that they will refrain from taking any action) that may jeopardise the application of such exemption; and

       (b) they will at all times comply with the requirements of this exemption as referred to in the Netherlands Wet op belastingen van rechtsverkeer as well as the Netherlands Uitvoeringsbesluit belastingen van rechtsverkeer.

                               SCHEDULE 14.8 (a)

                 DRAFT ARTICLES OF ASSOCIATION UPC NEDERLAND NV

                               SCHEDULE 14.8 (b)

              DRAFT SUPERVISORY BOARD REGULATIONS UPC NEDERLAND NV

                                   ANNEX 1.1

                               DISCLOSURE LETTER

                                   ANNEX 1.3

                       COMPANIES' ARTICLES OF ASSOCIATION

                                   ANNEX 1.4

                           EXTRACT OF NETWERKDIENSTEN

                                   ANNEX 1.5

                                 EXTRACT OF K&T

                                   ANNEX 4.6

                               YEAR 2000 LETTERS

                                    ANNEX 6

                             COMPANIES' CONDUCT OF

                     BUSINESS SINCE THE BALANCE SHEET DATE

                                   ANNEX 7.1

                                   EMPLOYEES

                                   ANNEX 7.2

                              AUTHORISED PERSONNEL

                                    ANNEX 8

                        AGREEMENTS INFLUENCING MATERIAL

                     LEGAL RELATIONSHIPS WITH THE COMPANIES

                                   ANNEX 10.1

                      PROPERTY INTERESTS TO BE TRANSFERRED

 .    The property interests referred to in the draft notarial deed of Loeff
     Claeys Verbeke, dated 21 June 1999

                                   ANNEX 10.2

                              K&T LEASE AGREEMENTS


--------------------------------------------------------------------------------
     Lease agreement between NV ENECO Facilitair Bedrijf i.o. and ENECO K&T Netwerkdiensten BV regarding Rochussenstraat 200, Rotterdam
--------------------------------------------------------------------------------
     Lease agreement between NV ENECO Facilitair Bedrijf i.o. and ENECO Kabel TV&Telecom Diensten regarding Rochussenstraat 200, Rotterdam
--------------------------------------------------------------------------------
     Co-location agreement between ReCaiTel BV and Libertel BV
--------------------------------------------------------------------------------
     Lease agreement between ENECO Kabel TV & Telecom BV and Aircheck Nederland
--------------------------------------------------------------------------------
     Co-location agreement between ENECO KabelTV & Telecom BV and Federa NV
--------------------------------------------------------------------------------
     Lease agreement between ReCaiTel BV and PTT Telecom BV regarding Randweg, Lekkerkerk
--------------------------------------------------------------------------------
     Co-location agreement between ENECO Kabel TV & Telecom BV and Libertel BV regarding Staverseweg 121, Sommelsdijk
--------------------------------------------------------------------------------
     Lease agreement between ENECO Kabel TV & Telecom BV and Dutchtone NV regarding Keileweg 63, Rotterdam
--------------------------------------------------------------------------------

                                   ANNEX 10.3

                       LEASE AGREEMENTS TO BE TRANSFERRED

--------------------------------------------------------------------------------
     Lease agreement between the municipality of Rotterdam and Erasmus
1.   University dated 11 October 1983
--------------------------------------------------------------------------------
     Lease agreement between the municipality of Rotterdam and housing
2.   association "Onze Woninggemeenschap"
--------------------------------------------------------------------------------
     Lease agreement between the municipality of Rotterdam and roman catholic
3.   building society "Voor het huisgezin"
--------------------------------------------------------------------------------
     Lease agreement between the municipality of Rotterdam and housing
4.   association "Rotterdam aan Zee"
--------------------------------------------------------------------------------

                                    ANNEX 13

                           30 JUNE PRO FORMA ACCOUNTS